Exhibit 10.4

                          STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement is made and entered into this 4th day of May 2000 by and between BSI2000, Inc. (`BSIX'), a Colorado corporation with offices located at 12600 West Colfax Avenue, Suite B410 Lakewood, Colorado 80215, and Drug Intervention Services of America, Inc. (`DISA'), a Texas corporation with offices located at 10750 Hammerly Boulevard Houston, Texas 77043.

WHEREAS, BSIX designs, builds, and markets proprietary and patent pending systems for various applications that use optical cards and wishes to team, on an exclusive basis, with DISA for the joint purpose of introducing and marketing and selling optical card related products into the general drug and alcohol testing markets;

WHEREAS, DISA specializes in the development and administration of mandated federal, state, company, and contractor drug and alcohol testing programs and wishes to team, on an exclusive basis, with BSIX for the joint purpose of introducing and marketing and selling optical card related products into such drug and alcohol testing markets.

THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties to this Strategic Alliance Agreement agree as follows:

1. Strategic Alliance. The parties agree to work together in good faith, on a best efforts basis, to further develop and market on a worldwide basis, as quickly as practical, the family of drug and alcohol testing optical card products, developed by BSIX, named 'DISA 2000'.

2. Specific Exclusive Markets. The parties agree that only DISA and its agents will have the exclusive right to market and sell the products of BSIX into the following segments on a worldwide basis: mandated governmental, company, and contractor drug and alcohol testing, including US Department of Transportation regulated personnel (federal highway, pipeline, airlines, coast guard, railroad, and nuclear); site access and control for the petroleum and chemical industries; administration of worker's compensation; insurance for construction sites; and construction contractor consortiums (collectively 'Exclusive Markets'). BSIX agrees that it will not, during the term of this Strategic Alliance Agreement, design, market, or sell, either solely or in partnership or cooperation with any third-party, any optical card based products into the Exclusive Markets without the express written preauthorization of DISA. DISA agrees that it will not, during the term of this Strategic Alliance Agreement, design, market, or sell, either solely or in partnership or cooperation with any third-party, any optical card based products, other than those provided by BSIX, into the Exclusive Markets without the express written preauthorization of BSIX.

3. Responsibilities of BSIX. BSIX agrees that it will use its best efforts to: work closely with DISA to understand the requirements of customers in the Exclusive Markets in order to develop and provide, in a timely manner, manufactured products that DISA can sell; assist DISA by preparing and producing marketing and training materials relative to the optical card component of the DISA 2000 in sufficient quantities to support the DISA sales force; and support DISA in any way practical to further the goal of selling product into the Exclusive Markets. BSIX agrees that it will be responsible for development costs directly related to optical card transaction processing units as modified for the Exclusive Markets provided that BSIX has agreed to make such modifications.

4. Responsibilities of DISA. DISA agrees that it will use its best efforts to: work closely with BSIX to educate BSIX about the requirements of customers in the Exclusive Markets; keep BSIX informed

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      about its general activities in marketing and selling optical card related products into the Exclusive Markets; and actively market and sell the DISA 2000 family of optical card products into the Exclusive Markets. DISA expects to make an investment over the next five years of approximately $5.0-million to market the DISA 2000 family. Further, the Parties acknowledge that DISA has created a five (5) year business plan that reflects the intent of DISA incorporating approximately 60-70 sales professionals operating in the Exclusive Markets. These sales representatives will promote the sales and support of DISA 2000 as an integral part of the DISA product offering.

5. Ownership of Technology. The parties agree that ownership of all associated technology, already developed or to be developed, will not change as a result of this Strategic Alliance Agreement. The parties agree that BSIX will retain all rights and ownership of all software and hardware technology and all patents, that it has already developed or will develop, that is contained within or used by the optical card transaction processing units.

6. Term of Agreement. This Strategic Alliance Agreement shall become effective on the date hereinabove first shown and the term of the Strategic Alliance Agreement shall be for five (5) years after the effective date of the Strategic Alliance Agreement unless mutually extended, in writing, by the parties or canceled as allowed in paragraph 9 titled Termination of Agreement.

7. Confidential Information. The parties acknowledge that certain business or technical information that may be disclosed by either party to the other represents valuable, proprietary, and trade secret information that is the property of the disclosing party. Such information includes, but is not limited to, unpublished product specification and related technical data such as drawings, data, source computer programs, software, and other items; customer lists; marketing plans; the internal organization, business relationships and other affairs of the disclosing party; and other items (hereinafter `Proprietary Information'). The parties agree, that during the course of this Strategic Alliance Agreement, and at all times thereafter, as specified herein, to keep all Proprietary Information confidential which disclosing parties indicate, in writing, at the time of disclosure, to be proprietary, and to not disclose Proprietary Information to any third party without the express written approval of the disclosing party other than to those employees or agents that must have access to Proprietary Information in order to effectively perform the obligations under the Strategic Alliance Agreement. The parties each agree to take the same steps that they each utilize to protect their own similar proprietary information, but in any event not less than reasonable means, to protect all Proprietary Information received hereunder. The obligations of the parties that receive Proprietary Information, as set forth above, shall not apply to any disclosed information that appears in any printed or recorded public publication or that ceases to be proprietary other than by disclosure by any party; or that can be shown, by documentary evidence, to have been in the possession of a receiving party, prior to receipt hereunder; or that is available or becomes available, without restriction to the receiving party, from a source independent of the disclosing party; or that is agreed to be unrestricted by the disclosing party in writing; or that is developed independently by the receiving party; or that is required to be disclosed by the recipient party by a government agency or other legal authority, so long as the recipient party provides the disclosing party with written notice of the required disclosure promptly upon receipt of notice of the required disclosure; or that is not received by the receiving party, in tangible form and conspicuously marked `proprietary', `confidential' or some such similar designation. The obligations of the receiving party with regard to Proprietary Information shall survive the termination or expiration of this Strategic Alliance Agreement for a period of three (3) years.


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8.    Terms of Sales, Pricing and Commissions.

      (a) DISA 2000 Systems. The parties agree that DISA shall purchase the DISA 2000 from BSIX for resale to third parties; provided, that any such transaction shall be limited so as to only embody a license to the end user to use any software, firmware, or similar intellectual property incorporated into the DISA 2000, and any "bill of sale" or purchase order shall so reflect such restricted terms of sale. The parties also agree that the initial list pricing of the BSIX systems
            sold by DISA will be $       per optical card; $            for
            standard DISA 2000 transaction terminals; $             for
            enrollment DISA 2000 terminals; and $             per transaction.
            DISA shall not represent anything to the contrary in connection with such transactions, and shall indemnify and hold BSIX harmless from any breach of this provision. DISA shall pay BSIX for the DISA 2000
            in an amount equal to a       discount from the price that DISA
            sells the DISA 2000 to such third party; provided, however, that BSIX shall establish a minimum price to be received by BSIX for DISA 2000 product (including all components and accessories for use therewith), so as to assure that BSIX is not required to sell the DISA 2000 system at less than BSIX's cost, plus a reasonable markup. BSIX shall provide DISA with a current schedule setting forth the minimum price to be received by it from time to time, and BSIX may change such pricing on 60 (sixty) days prior written notice to DISA, which shall become effective for all purchase orders received from DISA after its effective date (but no less than 60 (sixty) days after such schedule is provided to DISA). Payment to BSIX by DISA shall be due on a Net 30 days basis unless negotiated otherwise on a case-by-case basis. BSIX will consult with DISA in advance prior to any change in pricing to be effected hereunder. Risk of loss shall pass to DISA upon delivery of DISA 2000 systems to DISA or to the end customer, as the case may be. No purchase order submitted by DISA to BSIX that contains terms that are contrary to these general provisions shall be binding on BSIX. No purchase order submitted by DISA to BSIX shall be binding on BSIX until accepted by BSIX. The DISA 2000 shall be warranted to the end user by BSIX according to a one (1) year term. Warranty service during the term of such warranty shall be at the expense of BSIX, pursuant to its standard warranty.

      (b) Accessories. The parties agree that accessories (such as optical cards) that are used in conjunction with the DISA 2000 or stand-alone maintenance agreements may be purchased from BSIX by DISA on the same pricing terms as the DISA 2000 systems.

      (c) Transaction Fees. The parties acknowledge that an integral component of the transaction involving the sale of a DISA 2000 is ongoing transaction fees paid to DISA by the end user of the DISA 2000
            system. BSIX shall be paid       percent       of such transaction
            fees generated by the DISA 2000. Payment shall be due to BSIX thirty
            (30) days after such fees are received from the end user by DISA. Such payments shall continue for the life of the installed systems sold by DISA.

9. Termination of Agreement. This Strategic Alliance Agreement, other than as limited by the above paragraph 7 titled Confidential Information, shall automatically terminate upon the happening of any one of the following events: (a) A party ceases to actively carry on business; (b) A party fails to remedy a default of any of the terms, covenants or conditions, contained in this Strategic Alliance Agreement, within thirty (30) days after being requested, in writing by the other party, to do so; or (c) A party becomes insolvent, exercises an assignment for the benefit of creditors, goes into liquidation, or has a trustee appointed for the benefit of creditors. The parties agree that BSIX has the right to terminate this Strategic Alliance Agreement if amounts received by BSIX
      hereunder are less than $            , $            , $            , and
      $             in the years 2001, 2002, 2003, and 2004 respectively. In the event of termination of this Strategic Alliance Agreement, for any reason, each party shall return all


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      Proprietary Information and any loaner equipment to the other party within
      10 days of such termination.

10.   Miscellaneous.

      (a) Enforceability. Should any provision of this Strategic Alliance Agreement be held by a court of law to be illegal, invalid, or unenforceable, then the legality, validity, and enforceability of the remaining provisions of this Strategic Alliance Agreement shall not be affected or impaired thereby.

      (b) Waiver. The failure of any party to enforce any of the terms and conditions of this Strategic Alliance Agreement shall not constitute a waiver of that party's right hereunder to enforce each and every term and condition of this Strategic Alliance Agreement or upon reasonable notice to require correction of a default previously waived.

      (c) Governing Laws. This Strategic Alliance Agreement shall be deemed to have been entered into and shall be interpreted and governed by the laws of the State of Texas.

      (d) Headings. The headings used in this Strategic Alliance Agreement are for organizational purposes only and are not to be used in the interpretation of this Strategic Alliance Agreement.

      (e) Total Agreement. This Strategic Alliance Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements (including the "Teaming Agreement" entered into by the parties in 1998), commitments, or representations of any kind, oral or written, and may only be amended or modified, in writing, by mutual consent of duly authorized representatives of all of the parties.

      (f) Assignability. Neither party may assign its obligations under this Strategic Alliance Agreement without the written consent of the other party, which consent shall not be unreasonably withheld. (g) Benefit; Successors and Assigns. This Strategic Alliance Agreement shall inure to the benefit of, and be binding upon, the parties and their permitted successors and assigns.

      (h) Communications and Notices. All communications and notices provided for in this Strategic Alliance Agreement shall be in writing and will be given by facsimile (with delivery confirmed by the party giving notice), express courier holding itself out as able to make delivery within one business day of receipt, hand delivery receipted by the addressee, or by mail (postage-paid, certified or registered mail, return receipt requested) to such address and for such attention, as any party may from time to time designate by notice in writing from one party to the other, as the case may be. Notice will be effective one business day after delivery to a telegraph company or express courier, three business days after deposit in the U.S. Mail as provided above, or upon receipt if hand-delivered or facsimile-delivered as of a Business Day, or as of the following Business Day if delivered or facsimile-delivered as of a day that is not a Business Day. A "Business Day" is any day other than a Saturday or Sunday on which banks in the State of Texas are open for business. The present addresses of the parties are as set forth in the first paragraph of this Strategic Alliance Agreement. The present facsimile numbers of the parties as follows:

                             DISA:  713-972-3454
                             BSIX:  303-231-9002


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

      (i) Delays, Omissions, and Waivers. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default by any party under this Strategic Alliance Agreement will impair any such right, power or remedy nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, nor will any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party as to any provision or condition of this Strategic Alliance Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing.

      IN WITNESS WHEREOF, the parties have executed this Strategic Alliance Agreement in two originals as of the day and year first above written.



B512000, Inc.                        Drug Intervention Services of America, Inc.




/s/Jack Harper                       /s/ Dexter Morris
--------------------------           -----------------------------
Jack Harper, President               Dexter Morris, President


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